Exhibit 10.1

EMPLOYMENT AGREEMENT

        This Employment Agreement is entered into as of January 1, 2006, between MARK L. THOENES (“Executive”) and RENTRAK CORPORATION, an Oregon corporation (“Corporation”).

1. SERVICES

        1.1 Employment Position. Corporation agrees to employ Executive as Executive Vice President and Chief Financial Officer of Corporation, and Executive accepts such employment, under the terms and conditions of this Agreement. Executive also agrees to serve, if elected, without separate compensation, as an officer and/or director of any subsidiary or affiliate of Corporation. Corporation represents to Executive that it currently has and will maintain directors and officers liability insurance.

         1.2 Term. The term of this Agreement (the “Term”) will commence on January 1, 2006, and will expire December 31, 2006 (except as expressly provided in Section 7). Notwithstanding the foregoing, (a) in the event of a Change in Control of Corporation, as defined in Section 8.1 of this Agreement, during the Term of this Agreement, the Term will automatically be extended to December 31 of the second calendar year following the year in which the Change in Control occurs; and (b) the parties acknowledge that Executive will be an at-will employee of Corporation and nothing in this Agreement will limit the right of Corporation or Executive to terminate this Agreement at any time for any reason or for no reason, subject to the provisions of this Agreement describing the compensation payable, if any, in connection with such a termination of employment.

        1.3 Duties. During the Term, Executive will serve in an executive capacity as Senior Vice President and Chief Financial Officer of Corporation. Executive will report directly to Corporation’s Chief Executive Officer. Executive will be responsible for the duties of the chief financial officer of Corporation and such other or different duties on behalf of Corporation as may be assigned from time to time by Corporation’s Chief Executive Officer or Board of Directors (the “Board”). Executive will do such traveling as may be required in the performance of his duties under this Agreement.

        1.4 Outside Activities. During his employment under this Agreement, Executive will devote his full business time, energies, and attention to the business and affairs of Corporation, and to the promotion and advancement of its interests. Executive will perform his services faithfully, competently, and to the best of his abilities and will not engage in professional or personal business activities that may require an appreciable portion of Executive’s time or effort to the detriment of Corporation’s business.

        1.5 Application of Corporate Policies. Executive will, except as otherwise provided in this Agreement, be subject to Corporation’s rules, practices, and policies applicable generally to Corporation’s senior executive employees, as such rules, practices, and policies may be revised from time to time by the Board.

2. COMPENSATION AND EXPENSES

        2.1 Base Salary. As compensation for services under this Agreement, Corporation will pay to Executive a base salary of $255,000 per year, payable in a manner consistent with Corporation’s payroll practices for management employees, as such practices may be revised from time to time.

        2.2 Corporate and Personal Performance Improvement Incentive Plan.

2.2.1 Definitions. For purposes of this Section 2.2, the following terms have this meanings set forth below:

“Bonus Income” means, for any Fiscal Year, the excess of the Net Income for Corporation for the Fiscal Year over the Threshold Income for the Fiscal Year.

“Corporate Performance Incentive Bonus” means a bonus under the Incentive Plan to reflect Corporate performance improvement equal to, for each Fiscal Year, the product of (a) the Bonus Income for that Fiscal Year, (b) Executive’s Performance Achievement Factor for the Fiscal Year, and (c) Executive’s Participation Percentage for the Fiscal Year.

“Fiscal 2006” means the fiscal year that began April 1, 2005, and ending March 31, 2006.

“Fiscal 2007”means the fiscal year beginning April 1, 2006, and ending March 31, 2007.

“Incentive Plan” means Corporation’s Corporate and Personal Performance Improvement Incentive Plan.

“Net Income” means, for each Fiscal Year, the net income before income taxes for Corporation as determined for financial accounting purposes in accordance with Corporation’s standard accounting policies and principles, consistently applied.

“Parameters” mean, for each Fiscal Year, the Corporate “Report Card” parameters and the “Personal Expectation” performance parameters established by Corporation’s CEO, with the approval of the Compensation Committee for Executive for a Fiscal Year. Executive’s Corporate Report Card parameters and Personal Expectation performance parameters for Fiscal 2006 were previously designated by Corporation’s CEO, with the approval of the Compensation Committee, and communicated to Executive. For Fiscal 2007, Corporation’s CEO, with the approval of the Compensation Committee will designate Executive’s Corporate Report Card parameters and Personal Expectation performance parameters no later than May 31, 2006.

“Parameter Achievement Factors” mean, for each Fiscal Year, the factors, expressed as percentages, determined by Corporation’s CEO, with the approval of the Compensation Committee after the end of the Fiscal Year to reflect the extent to which the Corporate Report Card Parameters and Executive’s Personal Expectation Parameters for the Fiscal Year have been accomplished.

“Participation Percentage” means, for a Fiscal Year, a percentage specified by Corporation’s CEO, with the approval of the Compensation Committee, to determine Executive’s Corporate Performance Incentive Bonus. For Fiscal 2006, Executive’s Participation Percentage is 0.33%. For Fiscal 2007, Corporation’s CEO, with the approval of the Compensation Committee will specify Executive’s Participation Percentage no later than May 31, 2006.

“Personal Performance Incentive Bonus” means a bonus under the Incentive Plan to reflect personal performance equal to, for each Fiscal Year, the product of (a) the Personal Performance Incentive Maximum Bonus for the Fiscal Year and (b) the Executive’s Performance Achievement Factor for the Fiscal Year.

“Personal Performance Incentive Maximum Bonus” means an amount of money set for a Fiscal Year by the Corporation’s CEO, with the approval of the Compensation Committee, as the maximum amount of money that the Executive might earn as a Personal Performance Incentive Bonus. For Fiscal 2006, the Personal Performance Incentive Maximum Bonus is the amount approved by the Compensation Committee concurrently with approval of this Agreement. For Fiscal 2007, the Compensation Committee will designate the Personal Performance Incentive Maximum Bonus no later than May 31, 2006.

“Performance Achievement Factor” means a factor, expressed as a percentage, rounded to the nearest whole percent, based on the arithmetic average of the Parameter Achievement Factors for a Fiscal Year; provided however that (a) if the average of the Parameter Achievement Factors is less than 75%, the Performance Achievement Factor will be zero, and (b) the Performance Achievement Factor may not exceed 100% unless expressly approved by Corporation’s CEO, with the approval of the Compensation Committee.

“Threshold Income” means the level of Net Income for Corporation for a Fiscal Year as designated by Corporation’s CEO, with the approval of the Compensation Committee. For Fiscal 2006, the Threshold Income is the amount approved by the Compensation Committee concurrently with approval of this Agreement. For Fiscal 2007, the Compensation Committee will designate the Threshold Income no later than May 31, 2006.

2.2.2 Determination of Parameter Achievement Factors. As soon as practicable after March 31, 2006, Corporation’s CEO, with the approval of the Compensation Committee will evaluate the extent to which Corporation and Executive have met the Report Card and Personal Expectation parameters and determine the Parameter Achievement Factors for Fiscal 2006.

2.2.3 Aggregate Incentive Bonus.

(a) Fiscal 2006. Provided Executive remains an employee of Corporation through at least March 31, 2006, Corporation will pay Executive a bonus under the Incentive Plan equal to the sum of the Corporate Performance Incentive Bonus for Fiscal 2006 and the Personal Performance Incentive Bonus for Fiscal 2006. Such bonus, if any, will be paid to Executive by June 1, 2006.

(b) Fiscal 2007. Provided Executive remains an employee of Corporation through at least March 31, 2007, Corporation will pay Executive a bonus under the Incentive Plan equal to the sum of the Corporate Performance Incentive Bonus for Fiscal 2007 and the Personal Performance Incentive Bonus for Fiscal 2007. Such bonus, if any, will be paid to Executive by June 1, 2007.

        2.3 Equity-Based or Other Long-Term Incentive Compensation. Executive will participate, together with Corporation’s other senior executives, in Corporation’s 2005 Stock Incentive Plan (the “Plan”). Executive will be granted options to purchase shares of Corporation’s common stock and/or other equity-based awards under the Plan, or under another long-term incentive compensation plan that may be developed by Corporation for its senior executives, at the times and in the amounts determined by the Committee. All awards will be subject to the provisions of the Plan or such other long-term plan.

        2.4 Additional Employee Benefits. Executive will receive an annual grant of 208hours of credit (or such higher number of hours as are credited to Corporation’s other senior executives) under Corporation’s Personal Time Off (PTO) program. Personal time off and vacation may be taken in accordance with Corporation’s rules, practices, and policies applicable to Corporation’s senior executive employees, as such rules, practices, and policies may be revised from time to time by the Board or the Committee. During the Term, Executive will be entitled to any other employee benefits approved by the Board or the Committee, or available to officers and other management employees generally, including any life and medical insurance plans, 401(k) and other similar plans, and health and welfare plans, each whether now existing or hereafter approved by the Board or the Committee (“Benefit Plans”). The foregoing will not be construed to require Corporation to establish any such plans or to prevent Corporation from modifying or terminating any such Benefit Plans.

        2.5 Expenses. Subject to review and approval by the chairman of Corporation’s audit committee, Corporation will reimburse Executive for reasonable expenses actually incurred by Executive in connection with the business of Corporation. Executive will submit to Corporation such substantiation for such expenses as may be reasonably required by Corporation.

3. CONFIDENTIAL INFORMATION

        3.1 Definition. “Confidential Information” is all nonpublic information relating to Corporation or its business that is disclosed to Executive, that Executive produces, or that Executive otherwise obtains during employment. Confidential Information also includes information received from third parties that Corporation has agreed to treat as confidential. Examples of Confidential Information include, without limitation, marketing plans, customer lists or other customer information, product design and manufacturing information, and financial information. Confidential Information does not include any information that (i) is within the public domain other than as a result of disclosure by Executive in violation of this Agreement, (ii) was, on or before the date of disclosure to Executive, already known by Executive, or (iii) Executive is required to disclose in any governmental, administrative, judicial, or quasi-judicial proceeding, but only to the extent that Executive is so required to disclose and provided that Executive takes reasonable steps to request confidential treatment of such information in such proceeding.

        3.2 Access to Information. Executive acknowledges that in the course of his employment he has had and will have access to Confidential Information, that such information is a valuable asset of Corporation, and that its disclosure or unauthorized use will cause Corporation substantial harm.

        3.3 Ownership. Executive acknowledges that all Confidential Information will continue to be the exclusive property of Corporation (or the third party that disclosed it to Corporation), whether or not prepared in whole or in part by Executive and whether or not disclosed to Executive or entrusted to his custody in connection with his employment by Corporation.

        3.4 Nondisclosure and Nonuse. Unless authorized or instructed in advance in writing by Corporation, or required by law (as determined by licensed legal counsel), Executive will not, except as required in the course of Corporation’s business, during or after his employment, disclose to others or use any Confidential Information, unless and until, and then only to the extent that, such items become available to the public through no fault of Executive.

        3.5 Return of Confidential Information. Upon request by Corporation during or after his employment, and without request upon termination of employment pursuant to this Agreement, Executive will deliver immediately to Corporation all written, stored, saved, or otherwise tangible materials containing Confidential Information without retaining any excerpts or copies.

        3.6 Duration. The obligations set forth in this Section 3 will continue beyond the term of employment of Executive by Corporation and for so long as Executive possesses Confidential Information.

4. NONCOMPETITION

        4.1 Competitive Entity. For purposes of this Agreement, a Competitive Entity is any firm, corporation, partnership, limited liability company, business trust, or other entity that is engaged in all or any of the following business activities:

(a) The wholesale and/or revenue sharing physical or electronic distribution of home entertainment software in any media, including without limitation video cassettes, DVDs, video games, and PC software (“Entertainment Software”);

(b) The fulfillment, warehouse, or distributing business in connection with the Entertainment Software industry;

(c) The collection, aggregation, tracking, and dissemination of market information and data (such as sales, marketing, inventory, occurrence, expenditure, and advertising data) related to consumer activity in the entertainment industry; or

(d) The delivery of technological intelligence, industry analysis, and strategic and tactical guidance with respect to consumer activity in the entertainment industry.

        4.2 Covenant. During the Term of and for a period ending on the last day of the applicable Noncompete Period described in Section 5.7, Executive will not, within any geographical area where Corporation engages in business:

(a) Directly or indirectly, alone or with any individual, partnership, limited liability company, corporation, or other entity, become associated with, render services to, invest in, represent, advise, or otherwise participate in any Competitive Entity; provided, however, that nothing contained in this Section 4.2 will prevent Executive from owning less than 5 percent of any class of equity or debt securities listed on a national securities exchange or market, provided such involvement is solely as a passive investor;

(b) Solicit any business on behalf of a Competitive Entity from any individual, firm, partnership, corporation, or other entity that is a customer of Corporation during the 12 months immediately preceding the date Executive’s employment with Corporation is terminated; or

(c) Employ or otherwise engage, or offer to employ for Executive or any other person, entity, or corporation, the services or employment of any person who has been an employee, sales representative, or agent of Corporation during the 12 months preceding the date Executive’s employment with Corporation is terminated.

For purposes of this Section 4, “Corporation” means Corporation and its subsidiaries (whether now existing or subsequently created) and their successors and assigns.

        4.3 Severability; Reform of Covenant. If, in any judicial proceeding, a court refuses to enforce this covenant not to compete because it covers too extensive a geographic area or is too long in its duration, the parties intend that it be reformed and enforced to the maximum extent permitted under applicable law.

5. TERMINATION

        Executive’s employment under this Agreement may terminate as follows:

        5.1 Death. Executive's employment will terminate automatically upon the date of Executive's death.

        5.2 Disability. Corporation may, at its option, terminate Executive’s employment under this Agreement upon written notice to Executive if Executive, because of physical or mental incapacity or disability, fails to perform the essential functions of his position, with reasonable accommodation, required of him under this Agreement for a continuous period of 120 days or any 180 days within any 12-month period.

        5.3 Termination by Corporation for Cause. Corporation may terminate Executive’s employment under this Agreement for Cause at any time. For purposes of this Agreement, “Cause” means: (a) Executive’s willful material misconduct in performance of the duties of his position with Corporation or a material breach by Executive of this Agreement, (b) Executive’s willful commission of a material act of malfeasance, dishonesty, or breach of trust against Corporation or its successors that materially harms or discredits Corporation or its successors or is materially detrimental to the reputation of Corporation or its successors, or (c) Executive’s conviction of or a plea of nolo contendere to a felony involving moral turpitude. In all cases, Corporation will give Executive notice setting for forth in reasonable detail the specific respects in which the Corporation believes it has Cause to terminate Executive and allow Executive a reasonable opportunity to correct such conduct.

        5.4 Termination by Executive for Good Reason. Executive may terminate his employment with Corporation under this Agreement for “Good Reason” if Corporation has not cured the actions or circumstances which are the basis for such termination within 30 days following receipt by the Board of written notice from Executive setting forth the actions or circumstances constituting Good Reason. For purposes of this Agreement, “Good Reason” means:

(a) Failure of Corporation to comply with the terms of this Agreement; or

(b) The occurrence (without Executive’s express written consent) of any of the following acts by Corporation or failures by Corporation to act:

(i) A substantial adverse alteration in the nature or status of Executive’s title, position, duties, or reporting responsibilities as an executive of Corporation;

(ii) A reduction in Executive’s base salary as set forth in this Agreement or as the base salary may be increased from time to time;

(iii) The failure by Corporation to continue to provide Executive with benefits and participation in Benefit Plans made available by Corporation to its senior executives; or

(iv) The relocation of Corporation’s executive offices at which Executive is to provide services to a location more than 35 miles from its current location on N.E. Ambassador Place in Portland, Oregon.

        5.5 Termination by Corporation Without Cause. Corporation may terminate Executive’s employment with Corporation without Cause for any reason or for no reason at any time by written notice to Executive.

        5.6 Termination by Executive Without Good Reason. Executive may terminate Executive’s employment with Corporation other than for Good Reason for any other reason or for no reason at any time by written notice to the Chief Executive officer of the Corporation.

        5.7 Applicable Noncompete Periods upon Termination. The duration of Executive’s obligations under Section 4 (the “Noncompete Period”) will be as follows:

(a) In the event Executive terminates his employment with Corporation for Good Reason under Section 5.4 or Corporation terminates Executive’s employment with Corporation without Cause under Section 5.5, the Noncompete Period will continue so long as Executive is entitled to receive Monthly Severance Payments under Sections 6.3(a) or 7.2(a) (without giving effect to any prepayment pursuant to the Outside Payment Date provisions of such Sections). Executive’s obligations under this Agreement will terminate immediately if Corporation fails to make a Monthly Severance Payment within 15 days after it is due. For this purpose, a check for a Monthly Severance Payment mailed within such 15-day period (as evidenced by official postmark) will be deemed to be made within such 15-day period.

(b) Subject to extension by Corporation as provided below, in the event Executive terminates his employment with Corporation other than for Good Reason under Section 5.6, the Noncompete Period will be one year from the date of termination. Corporation may in its sole discretion extend the Noncompete Period for a period not to extend beyond 24 months from the date the Noncompete Period would otherwise expire by agreeing to make Monthly Severance Payments to Executive during the extended Noncompete Period. To extend the Noncompete Period, Corporation must give Executive written notice (an “Extension Notice”) no later than 60 days following the date of termination, stating the elected duration of the extended Noncompete Period. The Extension Notice will constitute a binding commitment by Corporation to make Monthly Severance Payments for the full duration of the extended Noncompete Period and no further extension of the Noncompete Period will be permitted. Executive’s obligations under this Agreement will terminate immediately if Corporation fails to make a Monthly Severance Payment within 15 days after it is due.

(c) In the event Corporation terminates Executive’s employment for Cause, the Noncompete Period will be one year from the date of termination.

6.	COMPENSATION UPON TERMINATION DURING TERM OF AGREEMENT

        6.1 Definitions. For purposes of Section 6.3 and Section 7.2, the following terms have this meanings set forth below:

“Applicable Severance Period” means the greater of (i) nine months, or (ii) a period equal to three months for each full four years of continuous service as an employee of Corporation, determined based on the number of full years of service as of the date of termination. For example, for an employee with 18 years of continuous service as of the date of termination, the Applicable Severance Period would be 12 months.

“Outside Payment Date” means the 15th day of the third calendar month of the calendar year immediately following the date of termination of Executive.

        6.2 Death or Disability. Upon termination of Executive’s employment pursuant to Section 5.1 or Section 5.2 prior to the expiration of the Term, all obligations of Corporation under this Agreement will cease, except that Executive will be entitled to:

(a) Accrued base salary through the date of Executive’s termination of employment; and

(b) Other benefits under Benefit Plans to which Executive was entitled upon such termination of employment in accordance with the terms of such Benefit Plans.

        6.3 Termination Without Cause or by Executive for Good Reason.

(a)Monthly Severance Payments.

(i) In the event that no Change in Control (as defined in Section 8.1) has occurred and, prior to the expiration of the Term, Executive terminates his employment with Corporation for Good Reason under Section 5.4 or Corporation terminates Executive’s employment with Corporation without Cause under Section 5.5, Executive will be entitled to the benefits described in Section 6.2, plus severance payments equal to the Applicable Severance Period (or, if longer, the number of whole calendar months remaining in the Term) multiplied by the base salary per month in effect as of the date of termination, payable in equal monthly installments (each installment, a “Monthly Severance Payment”). Monthly Severance Payments will be paid in monthly installments commencing in the calendar month following termination; provided however, that if the period over which Monthly Severance Payments would otherwise be payable would extend beyond the Outside Payment Date, the unpaid portion of the aggregate amount of Monthly Severance Payments (plus the unpaid portion of any amounts being paid to or reimbursed to Executive under Section 6.3(b) for medical and dental benefits) as of the Outside Payment Date will be paid to Executive in a lump sum not later than the Outside Payment Date.

(ii) Corporation’s obligations to pay Monthly Severance Payments under this Section 6.3(a) and to continue medical and dental insurance benefits as provided in Section 6.3(b) are expressly conditioned on (i) Executive’s execution of a release (in the form attached to this Agreement as Appendix 6.3(a)(ii), with such modifications specifically in response to changes in applicable law as counsel for Corporation determines to be reasonably necessary or desirable to ensure effective release of all claims) of any and all claims that Executive may hold through the date such release is executed against Corporation or any of its subsidiaries or affiliates, and (ii) the expiration of any applicable revocation period specified in such release without revocation of the release by Executive.

(iii) Monthly Severance Payments will be payable in a manner consistent with Corporation’s payroll practices for management employees.

(iv) Executive will not be required to mitigate the Monthly Severance Payments pursuant to this Agreement by seeking other employment; provided however, that amounts payable by Corporation as Monthly Severance Payments will be reduced by compensation actually received by Executive from a new employer during the severance period described above.

(b)Medical and Dental Insurance Benefits. In addition to Monthly Severance Payments, subject to the execution of a release as described in Section 6.3(a)(ii), Corporation will continue to provide or will arrange to provide (at Corporation’s cost) Executive with medical and dental insurance benefits substantially similar to those to which Executive was entitled as of the date of termination until Corporation’s obligation to make Monthly Severance Payments expires; provided, however, that if Executive is employed with another employer and is eligible to receive medical and dental insurance benefits under another employer-provided plan, Corporation’s obligation to provide the medical and dental benefits described in this paragraph will terminate automatically.

(c)Effect of Competition. Corporation’s obligation to make Monthly Severance Payments and provide medical and dental insurance benefits to Executive will terminate if Executive breaches a material provision of Section 4.

        6.4 Termination For Cause or by Executive Without Good Reason. In the event that, prior to the expiration of the Term, Corporation terminates Executive’s employment with Corporation for Cause under Section 5.3, or Executive terminates his employment with Corporation for other than Good Reason under Section 5.6, Corporation’s obligations under this Agreement will cease and Executive will be entitled to that portion of his base salary and employment benefits for which he is qualified as of the date of termination and Executive will not be entitled to any other compensation or consideration.

        6.5 Compliance with IRC Section 409A. To the extent required by IRC § 409A as enacted by the American Jobs Creation Act of 2004, and regulations under that section, payment of severance benefits to Executive under any provision of Sections 6, 7, or 8 of this Agreement will not be paid, or commenced, until the expiration of six months following the date of termination of Executive’s employment with Corporation. If monthly payments are deferred pursuant to this Section, all such deferred amounts will be paid in a lump sum on the expiration of the six-month period.

7. COMPENSATION UPON TERMINATION FOLLOWING TERM OF AGREEMENT

        7.1 Application of Section. The provisions of this Section 7 apply only to officers of Corporation who have five or more continuous years of employment with Corporation.

        7.2 Termination Without Cause or by Executive for Good Reason.

(a)Monthly Severance Payments.

(i) In the event that no Change in Control (as defined in Section 8.1) has occurred and, after the expiration of the Term, Executive terminates his employment with Corporation for Good Reason under Section 5.4 or Corporation terminates Executive’s employment with Corporation without Cause under Section 5.5, Executive will be entitled to the benefits described in Section 6.2, plus severance payments equal to the Applicable Severance Period multiplied by the base salary per month in effect as of the date of termination, payable in equal monthly installments (each installment, a “Monthly Severance Payment”). For purposes of this Section 7, Executive will not be entitled to any severance payment in connection with any termination, including without limitation termination by reason of or in connection with Executive’s death or Disability, other than an involuntary termination by Corporation without Cause or a voluntary termination by Executive with Good Reason after the expiration of the Term. Monthly Severance Payments will be paid in monthly installments commencing in the calendar month following termination; provided however, that if the period over which Monthly Severance Payments would otherwise be payable would extend beyond the Outside Payment Date, the unpaid portion of the aggregate amount of Monthly Severance Payments (plus the unpaid portion of any amounts being paid to or reimbursed to Executive under Section 7.2(b) for medical and dental benefits) as of the Outside Payment Date will be paid to Executive in a lump sum not later than the Outside Payment Date.

(ii) Corporation’s obligations to pay Monthly Severance Payments under this Section 7.2(a) and to continue medical and dental insurance benefits as provided in Section 7.2(b) are expressly conditioned on (i) Executive’s execution of a release (in the form attached to this Agreement as Appendix 6.3(a)(ii), with such modifications specifically in response to changes in applicable law as counsel for Corporation determines to be reasonably necessary or desirable to ensure effective release of all claims) of any and all claims that Executive may hold through the date such release is executed against Corporation or any of its subsidiaries or affiliates, and (ii) the expiration of any applicable revocation period specified in such release without revocation of the release by Executive.

(iii) Monthly Severance Payments will be payable in a manner consistent with Corporation’s payroll practices for management employees.

(iv) Executive will not be required to mitigate the Monthly Severance Payments pursuant to this Agreement by seeking other employment; provided however, that amounts payable by Corporation as Monthly Severance Payments will be reduced by compensation actually received by Executive from a new employer during the severance period described above.

(b)Medical and Dental Insurance Benefits. In addition to Monthly Severance Payments, subject to the execution of a release as described in Section 6.3(a)(ii), Corporation will continue to provide or will arrange to provide (at Corporation’s cost) Executive with medical and dental insurance benefits substantially similar to those to which Executive was entitled as of the date of termination until Corporation’s obligation to make Monthly Severance Payments expires; provided, however, that if Executive is employed with another employer and is eligible to receive medical and dental insurance benefits under another employer-provided plan, Corporation’s obligation to provide the medical and dental benefits described in this paragraph will terminate automatically.

(c)Effect of Competition. Corporation’s obligation to make Monthly Severance Payments and provide medical and dental insurance benefits to Executive will terminate if Executive breaches a material provision of Section 4.

        7.3 Effect of Expiration of Term. The provisions of this Section 7 will continue to apply and will be binding on Corporation and Executive after the expiration of the Term for so long as Executive continues to be an employee of Corporation unless expressly revoked or modified in writing by Corporation and Executive.

8. EFFECT OF CHANGE IN CONTROL

        8.1 Definitions.

        “Change in Control”. For purposes of this Agreement, a “Change in Control” will be deemed to have occurred upon the first fulfillment of the conditions set forth in any one of the following three paragraphs:

(a) Any “person” (as that term is defined in Section 3(a)(9) and 13(d)(3) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), other than a trustee or other fiduciary holding securities under an employee benefit plan of Corporation, is or becomes a beneficial owner (within the meaning of Rule 13d-3 promulgated under the Exchange Act), directly or indirectly, of securities of Corporation representing 25% or more of the combined voting power of Corporation’s then outstanding securities;

(b) A majority of the directors elected at any annual or special meeting of shareholders are not individuals nominated by Corporation’s then incumbent Board; or

(c) The shareholders of Corporation approve a merger or consolidation of Corporation with any other corporation, other than a merger or consolidation which would result in the voting securities of Corporation outstanding immediately prior to such transaction continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least 75% of the combined voting power of the voting securities of Corporation or of such surviving entity outstanding immediately after such merger or consolidation, or the shareholders of Corporation approve a plan of complete liquidation of Corporation or an agreement for the sale or disposition by Corporation of all or substantially all of its assets.

        “Other Payment” means any payment or benefit payable to Executive in connection with a Change in Control of Corporation pursuant to any plan, arrangement, or agreement (other than this Agreement) with Corporation, a person whose actions result in such Change in Control, or any person affiliated with Corporation or such person.

        “Total Payments” means all payments or benefits payable to Executive in connection with a Change in Control, including Change in Control Payments pursuant to this Agreement and any Other Payments pursuant to any other plan, agreement, or arrangement with Corporation, a person whose actions result in the Change in Control, or any person affiliated with Corporation or such person.

        8.2 Compensation Upon Termination Following a Change in Control.

(a)Change in Control Payments. In the event of Corporation’s termination of Executive without Cause, or Executive’s termination of employment with Corporation for Good Reason, following a Change in Control and at any time during the Term of this Agreement (as extended pursuant to Section 1.2), Executive will be entitled to the benefits described in Section 6.1 plus the following payments (the “Change in Control Payments”):

(i) In lieu of any further salary payments to Executive for the periods subsequent to the date of termination, an amount of severance pay equal to 200% multiplied by the sum of (A) Executive’s annual base salary, at the rate in effect on the date the Change in Control occurs, plus (B) the average annual incentive cash compensation (if any) paid to Executive or accrued to Executive’s benefit (prior to any deferrals) in respect of the two fiscal years of Corporation last ended prior to the fiscal year in which the Change in Control occurs, payable in a lump sum within 60 days of Executive’s termination of employment with Corporation; and

(ii) Continuation for a period of two years following such termination of Executive’s participation in all Benefit Plans in which Executive was entitled to participate immediately before the Change in Control, provided that such continued participation is possible under the general terms and provisions of such Benefit Plans. In the event Executive’s continued participation in any Benefit Plan is barred by the provisions of the Benefit Plan, Corporation will, at Corporation’s cost, arrange to provide Executive with benefits substantially similar to those which Executive was entitled to receive under the Benefit Plan.

(b)Reduction. In the event that any portion of the Total Payments payable to Executive in connection with a Change in Control of Corporation would constitute an “excess parachute payment” within the meaning of IRC § 280G(b) that is subject to the excise tax imposed on so-called excess parachute payments pursuant to IRC §4999 (an “Excise Tax”), the Change in Control Payments otherwise payable under Section 8.2(a) will be reduced to avoid such Excise Tax if, and to the extent that, such reduction will result in a larger after-tax benefit to Executive, taking into account all applicable federal, state, and local income and excise taxes.

(c)Application. For purposes of this Section 8.2:

(i) No portion of the Total Payments, the receipts or enjoyment of which Executive has effectively waived in writing prior to the date of payment of any Change in Control Payments, will be taken into account;

(ii) No portion of the Total Payments will be taken into account which, in the opinion of tax counsel selected by Corporation and reasonably acceptable to Executive (“Tax Counsel”), does not constitute a “parachute payment” within the meaning of IRC § 280G;

(iii) If Executive and Corporation disagree whether any payment of Change in Control Payments will result in an Excise Tax or whether a reduction in any Change in Control Payments will result in a larger after-tax benefit to Executive, the matter will be conclusively resolved by an opinion of Tax Counsel;

(iv) Executive agrees to provide Tax Counsel with all financial information necessary to determine the after-tax consequences of payments of Change in Control Payments for purposes of determining whether, or to what extent, Change in Control Payments are to be reduced pursuant to Section 8.2(b); and

(v) The value of any noncash benefit or any deferred payment or benefit included in the Total Payments, and whether or not all or a portion of any payment or benefit is a “parachute payment” for purposes of this Section 8.2, will be determined by Corporation’s independent accountants in accordance with the principles of IRC § 280(G)(d)(3) and (4).

(d)Effect on Other Agreements. In the event that any other agreement, plan, or arrangement providing for Other Payments (an “Other Agreement”) has a provision that requires a reduction in the Other Payment governed by such Other Agreement to avoid or eliminate an “excess parachute payment” for purposes of IRC § 280G, the reduction in Change in Control Payments pursuant to Section 8.2(b) will be given effect before any reduction in the Other Payment pursuant to the Other Agreement. To the extent possible, Corporation and Executive agree that reductions in benefits under any plan, program, or arrangement of Corporation will be reduced (only to the extent described in Section 8.2(b)) in the following order of priority:

(i) Change in Control Payments under this Agreement;

(ii) Benefit Plan benefit continuation pursuant to Section 8.2(a)(ii); and

(iii) The acceleration in the exercisability of any stock option or other stock related award granted by Corporation.

9.	REMEDIES

        The respective rights and duties of Corporation and Executive under this Agreement are in addition to, and not in lieu of, those rights and duties afforded to and imposed upon them by law or at equity. Executive acknowledges that any breach or threatened breach of Sections 3 or 4 of this Agreement will cause irreparable harm to Corporation and that any remedy at law would be inadequate to protect the legitimate interests of Corporation. Executive agrees that Corporation will be entitled to specific performance, or to any other form of injunctive relief to enforce its rights under Sections 3 or 4 of this Agreement without the necessity of showing actual damage or irreparable harm or the posting of any bond or other security. Such remedies will be in addition to any other remedy available to Corporation at law or in equity.

10. SEVERABILITY OF PROVISIONS

        The provisions of this Agreement are severable, and if any provision of this Agreement is held invalid, unenforceable, or unreasonable, it will be enforced to the maximum extent permissible, and the remaining provisions of the Agreement will continue in full force and effect.

11. NONWAIVER

        Failure of Corporation at any time to require performance of any provision of this Agreement will not limit the right of Corporation to enforce the provision. No provision of this Agreement or breach of this Agreement may be waived by either party except in writing signed by that party. A waiver of any breach of a provision of this Agreement will be construed narrowly and will not be deemed to be a waiver of any succeeding breach of that provision or a waiver of that provision itself or of any other provision.

12. NOTICES

        All notices required or permitted under this Agreement must be in writing and will be deemed to have been given if delivered by hand, or mailed by first-class, certified mail, return receipt requested, postage prepaid, to the respective parties as follows (or to such other address as any party may indicate by a notice delivered to the other parties hereto): (i) if to Executive, to his residence as listed in Corporation’s records, and (ii) if to Corporation, to the address of the principal office of Corporation, at:

One Airport Center 7700 N.E. Ambassador Place Portland, Oregon 97220
With a copy to:
David Culpepper:Miller Nash LLP 111 SW Fifth Avenue, Suite 3400 Portland, Oregon 97204

13. ATTORNEY FEES

        In the event of any suit or action or arbitration proceeding to enforce or interpret any provision of this Agreement (or which is based on this Agreement), the prevailing party will be entitled to recover, in addition to other costs, the reasonable attorney fees incurred by the prevailing party in connection with such suit, action, or arbitration, and in any appeal. The determination of who is the prevailing party and the amount of reasonable attorney fees to be paid to the prevailing party will be decided by the arbitrator or arbitrators (with respect to attorney fees incurred prior to and during the arbitration proceedings) and by the court or courts, including any appellate courts, in which the matter is tried, heard, or decided, including the court which hears any exceptions made to an arbitration award submitted to it for confirmation as a judgment (with respect to attorney fees incurred in such confirmation proceedings).

14. GOVERNING LAW

        This Agreement will be construed in accordance with the laws of the state of Oregon, without regard to any conflicts of laws rules. Any suit or action arising out of or in connection with this Agreement, or any breach of this Agreement, must be brought and maintained in the Multnomah County Circuit Court of the State of Oregon. The parties irrevocably submit to the jurisdiction of such court for the purpose of such suit or action and expressly and irrevocably waive, to the fullest extent permitted by law, any claim that any such suit or action has been brought in an inconvenient forum.

15. GENERAL TERMS AND CONDITIONS

        This Agreement constitutes the entire understanding of the parties relating to the employment of Executive by Corporation, and supersedes and replaces all written and oral agreements heretofore made or existing by and between the parties relating to such employment except that the Confidentiality and Noncompetition Agreement dated October 7, 1988, between Corporation and Executive will remain in full force and effect. Executive acknowledges that he has read and understood all of the provisions of this Agreement, that the restrictions contained in Sections 4 and 5.7 of this Agreement are reasonable and necessary for the protection of Corporation’s business and that Executive entered into this contract in connection with a bona fide advancement of Executive with Corporation in that Executive was granted a long-term employment contract. This Agreement will inure to the benefit of any successors or assigns of Corporation. All captions used in this Agreement are intended solely for convenience of reference and will in no way limit any of the provisions of this Agreement.

        The parties have executed this Employment Agreement as of the date stated above.

RENTRAK CORPORATION
/s/ Mark L. Thoenes	By: /s/ Paul Rosenbaum
Mark L. Thoenes	Title: Paul Rosenbaum Chief Executive Officer